EXHIBIT 99.1

For Immediate Release

Contact:	Claire M. Chadwick
SVP and Chief Financial Officer
630 Godwin Avenue
Midland Park, NJ 07432
201-444-7100

PRESS RELEASE

Stewardship Financial Corporation Announces

Year Ended December 31, 2013 Earnings

Midland Park, NJ – February 25, 2014 – Stewardship Financial Corporation (NASDAQ:SSFN), parent of Atlantic Stewardship Bank, reported net income for the year ended December 31, 2013 of $2.5 million compared to $520,000 for the year ended December 31, 2012. For the three months ended December 31, 2013, the Corporation reported net income of $665,000 compared to a net loss of $260,000 for the corresponding three month period in 2012. After dividends on preferred stock and accretion, net income available to common shareholders for the year ended December 31, 2013 was $1.8 million, or $0.31 per diluted common share, compared to $168,000, or $0.03 per diluted common share, for the prior year. For the three months ended December 31, 2013, after dividends on preferred stock and accretion, the Corporation reported net income available to common shareholders of $495,000, or $0.08 per diluted common share, compared to a net loss of $387,000, or a loss of $0.07 per diluted common share, for the three months ended December 31, 2012.

Reflecting on the annual results, Paul Van Ostenbridge, Stewardship Financial Corporation’s President and Chief Executive Officer, commented, “We are very pleased to announce significantly stronger earnings linked with substantial improvement in asset quality.”

Press Release – Midland Park, NJ Stewardship Financial Corporation, continued	February 25, 2014

Net interest income was $5.6 million and $22.8 million for the three months and year ended December 31, 2013, compared to $5.7 million and $23.5 million for the equivalent prior year periods. The net interest margin for the three months and year ended December 31, 2013 of 3.54% and 3.59%, respectively, compared to 3.57% and 3.66% for the three months and year ended December 31, 2012, respectively. “In this prolonged, low interest rate environment, compression in margins remains primarily attributable to reduced asset yields,” Van Ostenbridge commented.

For the three months and year ended December 31, 2013 the Corporation recorded a $425,000 and $3.8 million provision for loan losses, respectively. For the prior year, a provision for loan losses of $3.3 million and $10.0 million for the three months and year ended December 31, 2012, respectively, was recorded. Van Ostenbridge stated, “The decline in our provision is reflective of an improvement in credit quality and a reduction in nonperforming assets.”

At December 31, 2013, nonperforming assets totaled $10.7 million, or 1.58% of total assets, representing an $8.6 million decline from $19.3 million, or 2.80% of total assets, at December 31, 2012. Van Ostenbridge noted, “We have spent the last few years focused on addressing nonperforming loans and Other Real Estate Owned (OREO) acquired as a result of foreclosure and the 2013 year end balances reflect the results of such efforts.” During the fourth quarter of 2013, the Corporation categorized a small group of nonperforming loans as available for sale at the lower of cost or fair value of the underlying collateral, less cost to sell. After charge-offs previously recorded on these loans recognized against the allowance for loan losses, the decrease in nonperforming assets is partially attributed to the sale of these loans which had a carrying value of $3.6 million. The loans were sold prior to December 31, 2013 and resulted in a net loss to the Corporation of $372,000, reflecting further declines in fair value.

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Press Release – Midland Park, NJ Stewardship Financial Corporation, continued	February 25, 2014

The Corporation reported noninterest income of $525,000 and $4.0 million for the three months and year ended December 31, 2013, respectively, compared to $1.8 million and $6.4 million for the equivalent prior year periods. The current year periods include the previously mentioned loss of $372,000 from the sale of nonperforming loans as well as reduced gains on sales of mortgage loans reflective of the impact of rising mortgage rates and corresponding reduction in refinance activity. In addition, the full year period for 2013 included $537,000 as a result of a death benefit insurance payment received. The 2012 periods included significant gains realized from the sale of securities, primarily reflecting transactions executed to lower the Company’s risk exposure to rising interest rates and deleverage the balance sheet through the partial prepayment of a higher costing wholesale repurchase agreement. The resulting prior year gain on sale of securities was partially offset by a prepayment premium on a wholesale repurchase agreement, which is included as a component of other noninterest expense for the year ended December 31, 2012.

Noninterest expenses for the three months and year ended December 31, 2013 were $4.9 million and $19.8 million as compared to $4.8 million and $19.7 million in the comparable prior year periods. While the Corporation remains dedicated to controlling expenses, higher salary and employee benefits expense is reflective of staffing necessary to address both increasing regulatory compliance as well the increase in staffing required to focus on commercial lending opportunities and an enhanced credit review function. As noted above, included in noninterest expenses in the year ended December 31, 2012 is a $691,000 prepayment premium incurred with the $7.0 million repayment of a wholesale repurchase agreement.

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Press Release – Midland Park, NJ Stewardship Financial Corporation, continued	February 25, 2014

Total assets of $673.5 million at December 31, 2013 showed a slight decline when compared to $688.4 million of assets at December 31, 2012. Since December 31, 2012, gross loans receivable have decreased $6.4 million as a result of the new loan production being offset by loan workouts as well as payoffs and normal principal amortization. The decline includes the impact of the above discussed $3.6 million nonperforming loan sale. In addition, $2.8 million of other nonperforming loans, representing the lower of cost or estimated fair value of the underlying collateral less costs to sell, have been categorized as available for sale at December 31, 2013.

Deposit balances totaled $577.6 million at December 31, 2013 compared to $590.3 million a year earlier. Core deposit balances (checking, money market and savings accounts) continue to see growth and comprise 76.4% of total deposits at December 31, 2013. In addition, noninterest-bearing deposits continued to grow reaching $133.6 million, or 23.1% of deposits, at December 31, 2013 compared to $124.3 million, or 21.1%, at December 31, 2012.

The Corporation’s capital levels remain strong. Tier 1 leverage ratio of 9.04% and total risk based capital ratio of 14.78%, remained relatively stable year over year and still far exceed the regulatory requirements of 4% and 8%, respectively, for a “well capitalized” institution.

In summary, Van Ostenbridge stated, “Over the last few years the Corporation has been committed to improving asset quality. The significant progress seen in the past year represents the results of our commitment. We are encouraged and confident that our current level of loan loss reserves, coupled with strong liquidity and a sound capital base, enable us to move forward.”

Stewardship Financial Corporation’s subsidiary, Atlantic Stewardship Bank, has 13 banking offices in Midland Park, Hawthorne (2), Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (3), Westwood and Wyckoff, New Jersey. The Bank is known for tithing 10% of its pre-tax profits to Christian and local charities. To date, the Bank’s tithe donations total $7.9 million.

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Press Release – Midland Park, NJ Stewardship Financial Corporation, continued	February 25, 2014

We invite you to visit our website at www.asbnow.com for additional information.

The information disclosed in this document contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

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Stewardship Financial Corporation

Selected Consolidated Financial Information

(dollars in thousands, except per share amounts)

(unaudited)

	December 31,	September 30,	December 31,
	2013	2013	2012

Selected Financial Condition Data:
Cash and cash equivalents	$17,405	$15,400	$21,016
Securities available for sale	168,411	183,411	174,700
Securities held to maturity	25,964	26,161	29,718
FHLB Stock	2,133	2,813	2,213
Loans receivable:
Loans receivable, gross	434,009	439,339	440,423
Allowance for loan losses	(9,915)	(10,704)	(10,641)
Other, net	168	164	50
Loans receivable, net	424,262	428,799	429,832

Loans held for sale	2,800	910	784
Other assets	32,533	31,734	30,125
Total assets	$673,508	$689,228	$688,388

Noninterest-bearing deposits	$133,565	$139,918	$124,286
Interest-bearing deposits	444,026	437,238	465,968
Total deposits	577,591	577,156	590,254
Other borrowings	25,000	40,100	25,000
Securities sold under agreements to repurchase	7,300	8,044	7,343
Subordinated debentures	7,217	7,217	7,217
Other liabilities	2,621	2,433	2,228
Shareholders' equity	53,779	54,278	56,346
Total liabilities and shareholders' equity	$673,508	$689,228	$688,388

Equity to assets	7.98%	7.88%	8.19%

Asset Quality Data:
Nonaccrual loans	$10,219	$15,269	$18,011
Loans past due 90 days or more and accruing	—	—	237
Total nonperforming loans	10,219	15,269	18,248
Other real estate owned	451	470	1,058
Total nonperforming assets	$10,670	$15,739	$19,306

Nonperforming loans to total loans	2.34%	3.48%	4.14%
Nonperforming assets to total assets	1.58%	2.28%	2.80%
Allowance for loan losses to nonperforming loans	97.03%	70.10%	58.31%
Allowance for loan losses to total gross loans	2.28%	2.44%	2.42%

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Stewardship Financial Corporation

Selected Consolidated Financial Information

(dollars in thousands, except per share amounts)

(unaudited)

	For the three months ended		For the year ended
	December 31,		December 31,
	2013	2012	2013	2012
Selected Operating Data:
Interest income	$6,529	$6,754	$26,571	$28,707
Interest expense	911	1,094	3,813	5,175
Net interest and dividend income	5,618	5,660	22,758	23,532
Provision for loan losses	425	3,330	3,775	9,995
Net interest and dividend income
after provision for loan losses	5,193	2,330	18,983	13,537
Noninterest income:
Fees and service charges	458	456	1,865	1,998
Bank owned life insurance	100	81	351	325
Gain on calls and sales of securities	151	1,004	153	2,340
Gain on sales of mortgage loans	39	160	649	887
Loss on sales of loans	(372)	—	(372)	—
Gain on sales of other real estate owned	44	(3)	326	429
Gain on life insurance proceeds	—	—	537	—
Other	105	79	456	410
Total noninterest income	525	1,777	3,965	6,389
Noninterest expenses:
Salaries and employee benefits	2,524	2,433	10,501	9,470
Occupancy, net	507	515	2,045	1,967
Equipment	214	240	794	971
Data processing	438	317	1,425	1,291
FDIC insurance premium	230	155	876	612
Other	988	1,147	4,197	5,342
Total noninterest expenses	4,901	4,807	19,838	19,653
Income (loss) before income tax expense (benefit)	817	(700)	3,110	273
Income tax expense (benefit)	152	(440)	640	(247)
Net income (loss)	665	(260)	2,470	520
Dividends on preferred stock and accretion	170	127	633	352
Net income (loss) available to common stockholders	$495	$(387)	$1,837	$168

Weighted avg. no. of diluted common shares	5,942,585	5,923,113	5,937,058	5,908,503
Diluted (loss) earnings per common share	$0.08	$(0.07)	$0.31	$0.03

Return on average common equity	4.95%	-3.56%	4.54%	0.39%

Return on average assets	0.39%	-0.15%	0.36%	0.07%

Yield on average interest-earning assets	4.10%	4.24%	4.17%	4.44%
Cost of average interest-bearing liabilities	0.74%	0.86%	0.78%	1.00%
Net interest rate spread	3.36%	3.38%	3.39%	3.44%

Net interest margin	3.54%	3.57%	3.59%	3.66%

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